INNOVATIVE INDUSTRIAL PROPERTIES, INC.

1389 Center Drive, Suite 200

Park City, UT 84098

September 8, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attention: Gregory Herbers

Re:	IIP Operating Partnership, LP

Registration Statement on Form S-4 (Registration No. 333-258043)

Ladies and Gentlemen:

Pursuant to Rules 460 and 461 under the Securities Act of 1933, as amended, Innovative Industrial Properties, Inc. (the “Company”), IIP Operating Partnership, LP (the “Issuer”) and the subsidiaries of the Issuer, each a co-registrant with respect to the above-referenced Registration Statement hereby request acceleration of effectiveness of the above-referenced Registration Statement to 4:30 p.m., Eastern time, on September 10, 2021, or as soon as practicable thereafter. Please contact Carolyn Long of Foley & Lardner LLP of such effectiveness by a telephone call to (858)-847-6833 or via email at ctlong@foley.com.

Very truly yours,

Innovative Industrial Properties, Inc.

By:	/s/ Brian Wolfe
Brian Wolfe
Vice President, General Counsel and Secretary

IIP OPERATING PARTNERSHIP, LP

By:	Innovative Industrial Properties, Inc.
Its general Partner

By:	/s/ Brian Wolfe
Brian Wolfe
Vice President, General Counsel and Secretary

IIP-AZ 1 LLC

IIP-AZ 2 LLC

IIP-GP LLC

IIP-CO 1 LLC

IIP-CO 2 LLC

IIP-FL 1 LLC

IIP-FL 2 LLC

IIP-FL 3 LLC

IIP-IL 1 LLC

IIP-IL 2 LLC

IIP-IL 3 LLC

IIP-IL 4 LLC

IIP-IL 5 LLC

IIP-IL 6 LLC

IIP-MA 1 LLC

IIP-MA 2 LLC

IIP-MA 3 LLC

IIP-MA 4 LLC

IIP-MA 5 LLC

IIP-MA 6 LLC

IIP-MA 7 LLC

IIP-MD 1 LLC

IIP-MD 2 LLC

IIP-MI 1 LLC

IIP-MI 2 LLC

IIP-MI 3 LLC

IIP-MI 4 LLC

IIP-MI 5 LLC

IIP-MI 6 LLC

IIP-MI 7 LLC

IIP-MI 8 LLC

IIP-MN 1 LLC

IIP-MO 1 LLC

IIP-ND 1 LLC

IIP-NJ 1 LLC

IIP-NJ 2 LLC

IIP-NV 1 LLC

IIP-NY 1 LLC

IIP-NY 2 LLC

IIP-OH 1 LLC

IIP-OH 2 LLC

IIP-OH 3 LLC

IIP-OH 4 LLC

IIP-PA 1 LLC

IIP-PA 1 LLC

IIP-PA 2 LLC

IIP-PA 3 LLC

IIP-PA 4 LLC

IIP-PA 5 LLC

IIP-PA 6 LLC

IIP-PA 7 LLC

IIP-PA 8 LLC

IIP-TX 1 LLC

IIP-VA 1 LLC

IIP-WA 1 LLC

By:	IIP OPERATING PARTNERSHIP, LP,
as the sole member

	By:	Innovative Industrial Properties, Inc.
Its general Partner

By:	/s/ Brian Wolfe
Brian Wolfe
Vice President, General Counsel and Secretary

IIP-CA 1 LP
IIP-CA 2 LP
IIP-CA 3 LP
IIP-CA 4 LP
IIP-CA 5 LP

By:	IIP-GP LLC,
as the sole general partner

	By:	IIP OPERATING PARTNERSHIP, LP, as the sole member

		By:	Innovative Industrial Properties, Inc., as the sole general partner

			By:	/s/ Brian Wolfe
Brian Wolfe
Vice President, General Counsel and Secretary

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